UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2009 (November 25, 2009)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA		22102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (703) 714-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 25, 2009, JER Investors Trust Inc. (the “Company”) failed to fund a capital call issued by JER US Debt Co-Investment Vehicle, L.P. (the “US Debt Fund”) on November 11, 2009 in the amount of $620,870, which amount was attributable to the Company’s status as a limited partner of the US Debt Fund. On the same date, the Company funded the capital call in the amount of $13,966, which amount was attributable to the Company’s status as a limited partner of JER Debt Co-Investment Advisors, L.P., the general partner of the US Debt Fund (the “General Partner”).

The Company’s failure to fund the capital call will subject it to remedies with respect to its partnership interest in the US Debt Fund at the discretion of the General Partner. The General Partner is in the process of determining what remedies to exercise against the Company pursuant to Section 8.3 of the Amended and Restated Limited Partnership Agreement of the US Debt Fund, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 17, 2007, as modified by the First Amendment thereto, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 10, 2008 (the “LP Agreement”). These remedies include interest charges on its unpaid capital call and exclusion from participation in current and future investments of the US Debt Fund. The General Partner may also withhold distributions to the Company and assess the Company up to 25% of its Capital Account (as defined in the LP Agreement), or require the Company to transfer its limited partnership interests to other limited partners at a price equal to 75% of its Capital Account.

In addition, on November 25, 2009, the US Debt Fund issued a capital call in the aggregate amount of $60.0 million due on December 10, 2009. The Company is obligated to fund its portion of such capital call in the amount of $2,667,273 due to its status as a limited partner of the US Debt Fund, and $60,000 due to its status as a limited partner of the General Partner. The Company does not anticipate that it will meet this capital call as a limited partner of the US Debt Fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.

(Registrant)

Date: December 2, 2009	By:	/S/ J. MICHAEL MCGILLIS
	Name:	J. Michael McGillis
	Title:	Chief Financial Officer